                                                               Exhibit (a)(1)(i)

                           OFFER TO PURCHASE FOR CASH
                                       BY
                              THE FIRST YEARS INC.

                    UP TO 900,000 SHARES OF ITS COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON STOCK PURCHASE RIGHTS)

                 AT A PURCHASE PRICE OF NOT GREATER THAN $12.65
                         NOR LESS THAN $10.65 PER SHARE

THE OFFER, PRORATION PERIOD AND YOUR RIGHT TO WITHDRAW SHARES YOU TENDER WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON THURSDAY, DECEMBER 20, 2001, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

     The First Years Inc., a Massachusetts corporation, invites you to tender your shares of its common stock for purchase to The First Years on the terms and conditions set forth in this Offer to Purchase and the Letter of Transmittal and other accompanying documents.

     - We will, upon the terms and subject to the conditions of the offer, determine a single per share price (not greater than $12.65 nor less than $10.65 per share), net to you in cash, without interest, which we refer to as the purchase price, that we will pay for shares validly tendered and not withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by the tendering shareholders.

     - We will select the lowest purchase price that will allow us to buy 900,000 shares of our common stock validly tendered and not withdrawn pursuant to the offer (or such lesser number of shares as are validly tendered at prices not greater than $12.65 nor less than $10.65 per share).

     - We will pay the purchase price for all shares validly tendered at prices at or below the purchase price and not withdrawn, upon the terms and subject to the conditions of the offer, including the terms relating to proration and conditional tenders.

     - We reserve the right to increase the number of shares we purchase by an amount which does not exceed 2% of the outstanding shares of common stock.

     THIS OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THIS OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS, AS DISCUSSED IN SECTION 13.

     OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE DEALER MANAGER, NOR THE INFORMATION AGENT MAKE ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR SHARES AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD CONSIDER OUR REASONS FOR MAKING THE OFFER WHICH ARE SET FORTH IN SECTION 2 OF THIS OFFER TO PURCHASE. OUR OFFICERS AND DIRECTORS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER ANY OF THEIR SHARES IN THE OFFER.

     This document contains or incorporates important information about this offer. We urge you to read it in its entirety and refer to the information incorporated by reference.

                     The dealer manager for this offer is:

                           A.G. EDWARDS & SONS, INC.
            THE DATE OF THIS OFFER TO PURCHASE IS NOVEMBER 21, 2001.

                              IMPORTANT PROCEDURES

     If you want to tender all or part of your shares, you must do one of the following before this offer expires:

     - if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you,

     - if you hold certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantee, the certificates for your shares and any other documents required by the Letter of Transmittal, to EquiServe Trust Company, N.A., the depositary for this offer, or

     - if you are an institution participating in The Depository Trust Company, which we call the "book-entry transfer facility" in this document, tender your shares according to the procedure for book-entry transfer described in Section 3.

     If you want to tender your shares but:

     - your certificates for the shares are not immediately available or cannot be delivered to the depositary, or

     - you cannot comply with the procedure for book-entry transfer, or

     - your other required documents cannot be delivered to the depositary before the expiration of this offer,

     you can still tender your shares if you comply with the guaranteed delivery procedure described in Section 3.

     TO TENDER YOUR SHARES YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS RELATED TO THIS OFFER.

     If you want to maximize the chance that your shares will be purchased at the purchase price, you should check the box in the "Price at Which You Are Tendering" section of the Letter of Transmittal captioned "Shares tendered at a price determined pursuant to the offer." Note that this election could result in your shares being purchased at the minimum price of $10.65 per share.

     If you have any questions, need assistance or would like to request additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery, you should contact D.F. King & Co., Inc., the information agent, or A.G. Edwards & Sons, Inc., the dealer manager.

INFORMATION AGENT:                                          DEALER MANAGER:
D.F. King & Co., Inc.                                       A.G. Edwards & Sons, Inc.
77 Water Street, 20th Floor                                 One North Jefferson
New York, NY 10005                                          St. Louis, MO 63103
Bankers and Brokers call collect: (212) 269-5550            (314) 955-4316
All others call Toll Free: (800) 431-9642

                               SUMMARY TERM SHEET

     This summary highlights the most material terms of our tender offer. You should realize that it does not describe all of the details of this offer to the same extent that they are described in the body of this document and the Letter of Transmittal. We urge you to read the entire document and the related Letter of Transmittal because they contain the full details of this offer. Where helpful, we have included references to the sections in this Offer to Purchase where you will find a more complete discussion of the item referenced. A table of contents immediately follows this summary.

WHO IS OFFERING TO PURCHASE
MY
SHARES? The First Years Inc. We are offering to purchase up to 900,000 shares of our outstanding common stock and the associated common stock purchase rights. We will not pay additional consideration for these rights. SEE SECTION 1.

HOW AND WHEN WILL I BE
PAID? We are conducting the offer through a procedure commonly called a modified "Dutch Auction."

                                    - This procedure allows you to select the
                                      price (in multiples of $0.25) within a
                                      specified price range at which you are
                                      willing to sell your shares. The price
                                      range for this offer is $10.65 to $12.65 per share.

                                    - We will determine the lowest single per
                                      share price within the price range that
                                      will allow us to purchase 900,000 shares, or if fewer shares are tendered, all shares tendered and not properly withdrawn.

                                    - All shares purchased will be purchased at
                                      the same price, even if you have selected a lower price, but no shares will be purchased above the purchase price that we determine.

                                    - If you wish to maximize the chance that
                                      your shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the purchase price that we determine under the terms of the offer. Note that this election could result in your shares being purchased at the minimum price of $10.65 per share.

                                    - If your shares are purchased in the offer,
                                      you will be paid the purchase price, net
                                      (that is, without reduction for brokerage commissions or solicitation fees) in cash, without interest, as soon as practicable after the expiration of the offer period. Under no circumstances will we pay interest on the purchase price, even if there is a delay in making payment. SEE
                                      SECTION 4.

HOW MANY SHARES WILL THE
FIRST
YEARS PURCHASE IN ALL?         We will purchase up to 900,000 shares of our
                               outstanding common stock in this offer, or approximately 10% of our outstanding common stock, or if fewer shares are tendered, we will purchase all shares tendered at or below the purchase price and not properly withdrawn. We reserve the right to purchase additional shares up to 2% of the outstanding shares of our common stock, subject to applicable legal requirements.
                               We will not pay any additional consideration for the associated common stock purchase rights. This offer is not conditioned on any minimum number of shares being tendered.

IF I TENDER MY SHARES, HOW
MANY
OF MY SHARES WILL THE FIRST
YEARS PURCHASE?                All of the shares that you tender in this offer
                               may not be purchased. If more than 900,000 shares are tendered, we will purchase shares based on the following order of priority:

                                    - First, we will purchase shares from all
                                      holders of "odd lots" of less than 100
                                      shares who properly tender all of their
                                      shares.

                                    - Second, we will purchase shares from all
                                      other shareholders who properly tender
                                      shares at or below the purchase price, on a pro rata basis, subject to the conditional tender provisions described in
                                      Section 5. As a result, we will purchase the same percentage of shares tendered from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after this offer expires.

                               Finally, if necessary to permit us to purchase 900,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date may be selected by random lot in accordance with Section 5. To be eligible for purchase by random lot shareholders whose shares are conditionally tendered must have tendered all of their shares.

                               As noted above, we may also choose to purchase an additional 2% of the outstanding shares of common stock, subject to applicable legal rules. SEE
                               SECTION 14.

HOW WILL THE FIRST YEARS
PAY FOR
THE SHARES?                    We would need a maximum of $11.4 million to
                               purchase 900,000 shares at the maximum price of $12.65. In addition, we expect to incur fees and expenses in connection with this offer of approximately $400,000. We intend to fund the purchase of shares with available cash and cash equivalents.

HOW LONG DO I HAVE TO
TENDER MY
SHARES TO THE FIRST YEARS?     You may tender your shares until this offer
                               expires. The offer is scheduled to expire on December 20, 2001, at 12:00 midnight, Eastern time, but we may choose to extend it at any time.
                               We cannot assure you that we will extend this offer or, if we extend it, for how long it will be extended. SEE SECTIONS 1 AND 14.

HOW WILL I BE NOTIFIED IF
THE
FIRST YEARS EXTENDS THIS
OFFER? If this offer is extended, we will make a public announcement before 9:00 a.m., Eastern time, on the first business day after the offer was scheduled to expire. SEE SECTION 14.

WHAT ARE THE MOST
SIGNIFICANT
CONDITIONS TO THE FIRST
YEARS'
OFFER? Our obligation to accept and pay for your tendered shares is conditioned on the satisfaction or waiver of the conditions described in Section 13. In addition to customary conditions, these conditions include the following:

                               (a) We will not be obligated to purchase any shares if, in our good faith reasonable judgment, our purchase of shares in the offer

                                    - would result in shares of our common stock
                                      no longer being traded on the Nasdaq
                                      National Market, or

                                    - would otherwise constitute a "going
                                      private transaction" for purposes of Rule
                                      13e-3 of the Securities and Exchange
                                      Commission under the Exchange Act; and

                               (b) We will not be required to proceed with the offer if we experience a material adverse change in our business condition or are prohibited from doing so because of legal process, or if a third party proposes, announces or makes a tender or exchange offer, merger, business combination or other similar transaction involving us.

HOW DO I TENDER MY SHARES?     To tender your shares, you must complete one of
                               the actions described above under "Important
                               Procedures" before the offer expires. You may also contact the information agent, the dealer manager or your broker for assistance. The contact information for the information agent and the dealer manager appears on the last page of this Offer to Purchase. SEE SECTION 3 and the
                               Instructions to the Letter of Transmittal.

ONCE I HAVE TENDERED SHARES
IN
THE OFFER, CAN I CHANGE MY
MIND? If you tender your shares and change your mind, you may withdraw your shares at any time before this offer expires. In addition, after this offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight on January 18, 2002. SEE SECTION 6.

HOW DO I WITHDRAW MY
TENDERED
SHARES? To properly withdraw your shares, you must timely deliver a written notice of your withdrawal to the depositary at the address or facsimile number appearing on the last page of this document. Your notice of withdrawal must specify your name, address and social security number, the number of shares to be withdrawn, and, if the certificates have been delivered or otherwise identified, the certificate number(s) for the shares and the name of the registered holder(s) of the shares. All signatures on the notice of withdrawal must be guaranteed by an eligible guarantor institution if certificates have already been delivered. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. SEE SECTION 6.

WHAT DO THE FIRST YEARS AND
ITS
BOARD OF DIRECTORS THINK
ABOUT
THE OFFER?                     Our board of directors has approved this offer.
                               However, neither we, nor our board of directors, nor the dealer manager, nor the information agent is making any recommendation regarding whether you should tender or not tender your shares. You must decide whether to tender your shares and if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our officers and directors have advised us that they do not intend to tender shares pursuant to this offer.

WHAT IS A RECENT MARKET
PRICE OF
THE FIRST YEARS COMMON
STOCK? Our common stock is traded on the Nasdaq National Market under the symbol "KIDD." On November 16, 2001, a date close to the date of this document, the closing per share sales price as reported on the Nasdaq National Market was $10.30. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR YOUR SHARES. SEE SECTION 8.

WILL I HAVE TO PAY
BROKERAGE
COMMISSIONS OR STOCK
TRANSFER
TAXES IF I TENDER MY
SHARES? If you are a registered shareholder and tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank if you will be charged a fee to tender your shares. Except as otherwise set forth in the Letter of Transmittal, transfer taxes on the purchase of shares pursuant to this offer will be paid by The First Years. SEE
                               SECTION 1.

WHAT ARE THE UNITED STATES
FEDERAL INCOME TAX
CONSEQUENCES
IF I TENDER MY SHARES?         Generally, you will be subject to United States
                               federal income taxation when you receive cash from us in exchange for the shares you tender.
                               The cash you receive will be treated either as:

                                    - a sale or exchange eligible for capital
                                      gains treatment; or

                                    - a dividend subject to ordinary income tax.
                                      SEE SECTION 7.

WHAT ARE THE ASSOCIATED
COMMON
STOCK PURCHASE RIGHTS?         The associated common stock purchase rights will
                               be issued to all shareholders of record on November 30, 2001, but are not represented by a separate document. Instead, they are represented by the certificates for your shares. Unless the context otherwise requires, all references to shares include the associated common stock purchase rights, and, unless these rights are redeemed prior to the expiration of this offer, a tender of shares will include a tender of the associated rights. SEE SECTION 8.

WHAT ARE THE EXPECTED
BENEFITS
AND POTENTIAL DISADVANTAGES
OF
THIS OFFER FOR
SHAREHOLDERS?                  Consistent with our long-term corporate strategy
                               of seeking to increase shareholder value, we believe that it is an attractive time for us to make this offer, given our financial condition and outlook and in light of current market conditions.

                               This offer provides participating shareholders with an opportunity to obtain liquidity with respect to their shares on potentially more favorable terms than would otherwise be available. Additionally, continuing shareholders will own a greater percentage interest in The First Years with a potentially stronger earnings per share growth rate as a result of the tender.

                               Potential disadvantages of the offer include the fact that our shareholders' equity will decrease from $60.2 million to approximately $48.4 million, assuming we purchase 900,000 shares of our common stock in the tender offer at the maximum price of $12.65 per share and incur expenses of $400,000. Our continuing shareholders will also bear a higher proportionate risk in the event of future losses. Subsequent to completion of the offer, however, we believe we will have sufficient financial resources to manage opportunities and risks associated with our business in the future.

                               In addition, our purchase of shares in the offer will reduce the "public float" in our common stock (that is, the number of shares owned by outside shareholders and available for trading in the securities markets). This may result in lower stock prices or reduced liquidity in the trading market for our shares in the future. SEE SECTIONS 2 AND 11.

WHOM DO I CONTACT IF I HAVE
QUESTIONS ABOUT THE FIRST
YEARS'
OFFER? Our information agent or dealer manager can help answer your questions. Our information agent is D.F. King & Co., Inc. and our dealer manager is A.G. Edwards & Sons, Inc. Their contact information appears on the last page of this document.

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS
SECTION 1.   NUMBER OF SHARES; PRIORITY OF PURCHASES; ODD
             LOTS; PRORATION................................     1
SECTION 2.   PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE
             OFFER..........................................     3
SECTION 3.   PROCEDURE FOR TENDERING SHARES.................     5
SECTION 4.   PURCHASE OF SHARES AND PAYMENT OF THE PURCHASE
             PRICE..........................................     8
SECTION 5.   CONDITIONAL TENDER OF SHARES...................     9
SECTION 6.   WITHDRAWAL RIGHTS..............................    10
SECTION 7.   MATERIAL FEDERAL INCOME TAX CONSEQUENCES.......    10
SECTION 8.   SHARE, TRADING PRICE AND DIVIDEND
             INFORMATION....................................    13
SECTION 9.   INFORMATION ABOUT US...........................    13
SECTION 10.  INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND
             DIRECTORS......................................    15
SECTION 11.  EFFECT OF OFFER ON MARKET FOR SHARES;
             REGISTRATION UNDER THE 1934 ACT; EFFECT ON
             MARKET.........................................    17
SECTION 12.  CERTAIN LEGAL MATTERS..........................    17
SECTION 13.  CERTAIN CONDITIONS OF THIS OFFER...............    17
SECTION 14.  CANCELLATION, EXTENSION, TERMINATION AND
             AMENDMENT......................................    19
SECTION 15.  FEES AND EXPENSES..............................    20
SECTION 16.  SOURCE AND AMOUNT OF FUNDS.....................    21
SECTION 17.  RECENT TRANSACTIONS IN OUR SHARES..............    21
SECTION 18.  MISCELLANEOUS..................................    22

     As used in this document, the terms "The First Years," "The First Years Inc.," "we," "our" and "us" refer to The First Years Inc., a Massachusetts corporation.

                           FORWARD-LOOKING STATEMENTS

     This Offer to Purchase contains a number of forward-looking statements regarding the financial condition, results of operations and business of The First Years Inc. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of this offer. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "are confident," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties, including those set forth under the heading "Important Factors that May Affect Future Results," contained in Exhibit 99 of our Annual Report on Form 10-K for the year ended December 31, 2000, and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2001 and in our other public filings. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following:

     - our ability to develop innovative products and to introduce new products in a timely manner;

     - our reliance on sales of licensed products, consumer preferences, major customers and foreign manufacturers;

     - changes in the retail industry;

     - competition in the juvenile products market;

     - cost and availability of raw materials;

     - risks related to inventory, international sales and supplies;

     - our intellectual property and litigation related to it;

     - the importance of brand recognition;

     - risks related to foreign currency fluctuation;

     - the impact of government regulation and consumer advocacy;

     - the dependence on and need for, key personnel; and

     - other uncertainties, including general economic, business and social conditions, all of which are difficult to predict and many of which are beyond our control.

     All subsequent written and oral forward-looking statements concerning this offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements. We do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

                             THE FIRST YEARS' OFFER

    SECTION 1.  NUMBER OF SHARES; PRIORITY OF PURCHASES; ODD LOTS; PRORATION

     GENERAL. Upon the terms and subject to the conditions of the offer, we will accept for payment (and thereby purchase) 900,000 shares of our common stock (including the associated common stock purchase rights) or such lesser number of shares as are validly tendered before the expiration date, and not properly withdrawn, at a net cash price (determined in the manner set forth below), without interest, not greater than $12.65 nor less than $10.65 per share.

     The term "expiration date" means 12:00 midnight Eastern time, on December 20, 2001, unless and until we, in our sole discretion, extend the period of time for which this offer will remain open. If extended by us, the expiration date means the latest time and date at which this offer, as extended, expires. See
Section 14 for a description of our right to extend, cancel, terminate or amend this offer.

     Shares properly tendered and not withdrawn will be purchased at the purchase price upon the terms and subject to the conditions of this offer, including the odd lot, proration and conditional tender provisions described below.

     We will, upon the terms and subject to the conditions of the offer, determine a single per share purchase price that we will pay for shares validly tendered and not withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. We will select the lowest purchase price that will allow us to buy 900,000 shares of our common stock validly tendered and not withdrawn pursuant to the offer (or such lesser number as are validly tendered at prices not greater than $12.65 nor less than $10.65 per share). We will pay the purchase price for all shares validly tendered at prices at or below the purchase price and not withdrawn, upon the terms and subject to the conditions of the offer. In accordance with applicable regulations of the Securities and Exchange Commission, we may, and reserve the right to, purchase, pursuant to the offer, an additional amount of shares not to exceed 2% of the outstanding shares of our common stock without amending or extending the offer. If we increase or decrease the price to be paid for our shares of common stock or we increase the number of shares being sought, and such increase in the number of shares being sought exceeds 2% of the outstanding shares of our common stock, or if we decrease the number of shares being sought, the offer may need to be extended. In particular, if the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 14, the offer will be extended until the expiration of ten business days. For purposes of the offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern time.

     In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender shares must (1) specify the price (not greater than $12.65 nor less than $10.65 per share), in multiples of $0.25, at which such shareholder is willing to have us purchase shares or (2) elect to have such shareholder's shares purchased at a price determined by the modified "Dutch Auction" tender process, which could result in such shares being purchased at the minimum price of $10.65 per share. As promptly as practicable following the expiration date, we will, in our sole discretion, determine the purchase price (not greater than $12.65 nor less than $10.65 per share) that we will pay for shares validly tendered and not withdrawn pursuant to the offer, taking into account the number of shares so tendered and the prices specified by tendering shareholders. We will pay the purchase price for all shares validly tendered prior to the expiration date at prices at or below the purchase price and not withdrawn, upon the terms and subject to the conditions of the offer, including the proration and conditional tender provisions. All shares not purchased pursuant to the offer, including shares tendered at prices greater than the purchase price and shares not purchased because of proration or conditional tenders, will be returned to the tendering shareholders at our expense as promptly as practicable following the expiration date. If the number of shares validly tendered at or below the purchase price and not properly withdrawn prior to the expiration date is less than or equal to 900,000 shares (or such greater number of shares as we may elect to purchase pursuant to the offer), we will, upon the terms and subject to the conditions of the offer, purchase at the purchase price all shares so tendered.

     This offer is not conditioned on any minimum number of shares being tendered. This offer is, however, subject to other conditions. SEE SECTION 13.

     Tendering shareholders will not be obligated to pay any charges or expenses of EquiServe Trust Company, N.A., the depositary for this offer, but if you hold shares through a broker or bank, you should ask your broker or bank to see if you will be charged a fee to tender your shares. Except as set forth in Instruction 7 of the Letter of Transmittal, transfer taxes on the purchase of shares pursuant to this offer will be paid by The First Years.

     This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, banks and similar persons whose names or the names of whose nominees appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of our common stock.

     PRIORITY OF PURCHASES. Upon the terms and subject to the conditions of this offer, if 900,000 or fewer shares are properly tendered and not properly withdrawn, we will purchase all properly tendered shares at the purchase price.

     Upon the terms and subject to the conditions of this offer, if more than 900,000 shares (or a greater number of shares as we may elect to purchase) are validly tendered at or below the purchase price and not properly withdrawn, we will purchase such validly tendered shares in the following order of priority:

     - First, we will purchase shares properly tendered and not properly withdrawn from any "odd lot" holder (as defined below) who

      - tenders all the shares owned (beneficially or of record) by the odd lot holder; and

      - completes the section entitled "Odd Lots" in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery; and

     - Second, after the purchase of all the shares properly tendered by odd lot holders, subject to the conditional tender provisions described in
       Section 5, we will purchase shares from all other shareholders who properly tender shares at prices at or below the purchase price, on a pro rata basis with appropriate adjustment to avoid fractional shares. As a result, we will purchase the same percentage of shares tendered from each tendering shareholder in this second category. We will announce this proration percentage, if it is necessary, after this offer expires.

     - Finally, if necessary to permit us to purchase 900,000 shares, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn prior to the expiration date, will, to the extent feasible, be selected for purchase by random lot in accordance with Section 5. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

     ODD LOT HOLDERS. For purposes of this offer, the term "odd lot holder" means any person who owns, beneficially or of record, a total of fewer than 100 shares. As set forth above, shares of odd lot holders will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder and must so indicate in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. This preference is not available to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares.

     We also reserve the right, but will not be obligated, to purchase all shares properly tendered by any shareholder who tenders any shares, at or below the purchase price, and who, as a result of proration, would then own an aggregate of fewer than 100 shares. If we exercise this right, we will increase the number of shares that we are offering to purchase in the offer by the number of shares purchased through the exercise of this right.

     PRORATION. If proration of tendered shares is required, we will determine the final proration factor as promptly as practicable after the expiration date. Proration for each shareholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares tendered by such shareholder to the total number of shares tendered by all shareholders (other than odd lot holders), at or below the purchase price, subject to the conditional tender provisions described in Section 5. This ratio will be applied to shareholders tendering shares to determine the number of shares (rounded up to the nearest whole share) that will be purchased from each such shareholder pursuant to this offer.

     Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3, and because of the odd lot procedures described above and the conditional tender procedures described in Section 5, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under this offer until seven to ten business days after the expiration date. The preliminary results of any proration will be announced by press release as soon as practicable after the expiration date. Shareholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

     As described in Section 7, the number of shares that we will purchase from a shareholder under this offer may affect the United States federal income tax consequences to that shareholder and, therefore, may be relevant to a shareholder's decision whether or not to tender shares. The Letter of Transmittal affords each shareholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a shareholder decide to do so for federal income tax reasons. In addition, shareholders may choose to submit a "conditional tender" under the procedures discussed in Section 5 in order to structure their tender for federal income tax reasons.

         SECTION 2.  PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     Prior to the announcement of this offer, we considered a variety of alternatives for the use of our excess cash, with the goal of enhancing shareholder value. After such deliberations, we determined that this offer is a prudent use of our resources given our business profile, assets and current market price, and that investing in our own shares is an attractive use of capital and an efficient means to provide value to our shareholders. We have sufficient resources, in available cash, to fund the amount required to purchase shares under the offer and to pay related expenses.

     In addition, we believe the offer may be attractive from the perspective of our shareholders because:

     - the offer provides shareholders with an opportunity to obtain liquidity with respect to their shares, pursuant to the offer for cash, without potential disruption to the share price and the usual transaction costs associated with market sales;

     - any odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to us but also will avoid any applicable odd lot discounts payable on sales of odd lots;

     - the offer also may give shareholders the opportunity to sell their shares at the purchase price, which may be greater than market prices prevailing immediately prior to the announcement of the offer;

     - to the extent the purchase of shares in the offer results in a reduction in the number of shareholders of record, the costs to us for services to shareholders will be reduced; and

     - this offer allows shareholders to sell a portion of their shares while retaining a continuing equity interest in us. Shareholders who decide not to accept the offer will increase their proportionate interest in our equity, and as a result, in our future operations and assets, subject to our right to issue additional shares in the future.

     The offer also presents some potential risks and disadvantages to us and our continuing shareholders including the following:

     - the offer will result in a decrease in the amount of cash we hold. We may spend up to $11.4 million in cash to pay for the tendered shares, assuming that we purchase 900,000 shares of our common stock in the tender offer at a purchase price of $12.65 per share;

     - our shareholders' equity may decrease from $60.2 million to approximately $48.4 million, assuming that we purchase 900,000 shares of our common stock in the tender offer at $12.65 per share and incur expenses of $400,000. Our continuing shareholders will also bear a higher proportionate risk in the event of future losses; and

     - the offer will reduce the "public float", that is, the number of shares owned by outside shareholders and available for trading in the securities markets. This may result in lower stock prices or reduced liquidity in the trading market for our common stock in the future.

     We may, in the future, purchase additional shares on the open market, in private transactions, through tender offers or otherwise, subject to the approval of our board of directors. Such future purchases may be on the same terms or on terms that are more or less favorable to the shareholders than the terms of this offer. Rule 13e-4 promulgated under the Exchange Act prohibits us and our affiliates from purchasing any shares, other than pursuant to this offer, until at least ten business days after the expiration date. Any such future purchases will depend on many factors, including the market price of the shares, the results of this offer, our business and financial position and general economic and market conditions.

     Shareholders who do not tender their shares pursuant to this offer and shareholders who otherwise retain an equity interest in The First Years (including as a result of a partial tender of their shares, or a proration pursuant to the offer or a conditional tender, the condition of which is not satisfied) will continue to be shareholders of The First Years with the attendant risks and rewards associated with owning securities in The First Years.

     OUR BOARD OF DIRECTORS HAS APPROVED THIS OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, NOR THE DEALER MANAGER, NOR THE INFORMATION AGENT MAKE ANY RECOMMENDATION AS TO WHETHER A SHAREHOLDER SHOULD TENDER OR REFRAIN FROM TENDERING HIS OR HER SHARES, AND NEITHER WE NOR OUR BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION CONTAINED IN THIS OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS AND MAKE THEIR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. OUR OFFICERS AND DIRECTORS HAVE ADVISED US THAT THEY DO NOT INTEND TO TENDER THEIR SHARES PURSUANT TO THIS OFFER.
SECTION 10 PROVIDES INFORMATION ABOUT THEIR CURRENT SHARE OWNERSHIP.

     USE OF SHARES ACQUIRED. The shares we purchase pursuant to this offer will become treasury stock and will be available for issuance by The First Years in the future without further shareholder action (except as may be required by applicable law or the rules applicable to companies with shares traded on the Nasdaq National Market or any other securities exchange on which the shares may be listed) for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our businesses and the satisfaction of obligations under existing or future employee benefit plans. We do not currently issue shares under any compensatory and benefit plans other than our 1993 Equity Incentive Plan, and our 1993 Stock Option Plan for Non-Employee Directors, and we currently have no plans for the issuance of shares purchased pursuant to this offer.

                   SECTION 3. PROCEDURE FOR TENDERING SHARES

     To tender shares pursuant to this offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with the certificates representing the tendered shares and any other required documents, must be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date of the offer. The method of delivery of all required documents is at the option and risk of the tendering shareholder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended.

     In the Letter of Transmittal, the tendering shareholder must: (i) set forth his name and address; (ii) set forth the number of shares he is tendering; and
(iii) set forth the number of the stock certificate(s) representing such shares.

     In cases where shares are tendered by a registered holder of The First Years common stock who has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal, all signatures on the letters of transmittal must be guaranteed by an "Eligible Institution." An "Eligible Institution" is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "Eligible Guarantor Institution," as that term is defined in Rule 17Ad-15 promulgated under the Exchange Act. If the certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased shares are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed as aforesaid.

     As specified in Instruction 5 of the Letter of Transmittal, if you desire to tender shares pursuant to the offer, you must either (1) check the box in the section of the Letter of Transmittal captioned "Shares tendered at a price determined pursuant to the offer or (2) check one of the boxes in the section of the Letter of Transmittal captioned "Shares tendered at a price determined by you."

     If you wish to maximize the chance that your shares will be purchased at the relevant purchase price, you should check the box on the Letter of Transmittal marked "Shares tendered at a price determined pursuant to the offer." Note that this election could result in your shares being purchased at the minimum price of $10.65 per share. If you wish to indicate a specific price (in multiples of $0.25) at which your shares are being tendered, you must check a box under the section captioned "Shares tendered at a price determined by you" of the Letter of Transmittal in the table labeled "Price at Which You Are Tendering." If you wish to tender shares at more than one price, you must complete a separate Letter of Transmittal for each price at which you are tendering shares. You cannot tender the same shares at more than one price.

     Your tender of shares will be proper if, and only if, on the Letter of Transmittal you have checked either the box in the section captioned "Shares tendered at a price determined pursuant to the offer" or one of the boxes in the section captioned "Shares tendered at a price determined by you."

     A tender of shares pursuant to the procedures described below in this Section will constitute a binding agreement between the tendering shareholder and The First Years upon the terms and subject to the conditions of this offer.

     THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

     ALL DELIVERIES IN CONNECTION WITH THIS OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE BOOK-ENTRY TRANSFER FACILITY, THE INFORMATION AGENT OR THE DEALER MANAGER. ANY DOCUMENTS DELIVERED TO US, THE BOOK-ENTRY

TRANSFER FACILITY, THE INFORMATION AGENT OR THE DEALER MANAGER WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares at The Depository Trust Company, or DTC, for purposes of this offer within two business days after the date of this document. Any financial institution that is a participant in DTC's system may make book-entry delivery of shares by causing DTC to transfer such shares into the depositary's account in accordance with DTC's procedure for such transfer. Even though delivery of shares may be effected through book-entry transfer into the depositary's account at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or an agent's message in the case of a book-entry transfer, or the specific acknowledgement in the case of a tender through DTC's automated tender offer program and any other required documentation, must in any case be transmitted to and received by the depositary at its address set forth on the last page of this document prior to the expiration date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the depositary.

     The term "agent's message," means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.

     Participants in the book-entry transfer facility may tender their shares in accordance with the automated tender offer program to the extent it is available to them for the shares they wish to tender. A shareholder tendering through the automated tender offer program must expressly acknowledge that the shareholder has received and agreed to be bound by the Letter of Transmittal and that the Letter of Transmittal may be enforced against them.

     GUARANTEED DELIVERY. If you want to tender your shares pursuant to this offer but your share certificates are not immediately available, if the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the depositary prior to the expiration date, you can still tender your shares if all the following conditions are met:

     - the tender is made by or through an Eligible Institution;

     - the depositary receives by hand, mail, overnight courier or facsimile transmission, prior to the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with this document (with signatures guaranteed by an Eligible Institution); and

     - the depositary receives, within three Nasdaq National Market trading days after the date of its receipt of the Notice of Guaranteed Delivery;

     - the certificates for all tendered shares, in proper form for transfer, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer as described above, and

     - a properly completed and duly executed Letter of Transmittal (or facsimile thereof), or an agent's message in the case of a book-entry transfer, or the specific acknowledgement in the case of a tender through DTC's automated tender offer program and any other documents required by the Letter of Transmittal.

     In any event, the exchange of the purchase price for shares tendered and accepted for purchase pursuant to this offer will be made only after timely receipt by the depositary of certificates for the shares, properly completed, duly executed letter(s) of transmittal and any other required documents.

     To avoid backup federal income tax withholding with respect to the purchase price received by a shareholder pursuant to this offer, the shareholder must provide the depositary with a correct taxpayer identification number or certify that he or she is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the purchase price to be paid for those shares and the validity, form, eligibility (including time of receipt) and acceptance of any tender of shares will be determined by us in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders determined by us not to be in proper form or the acceptance or purchase for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive prior to the expiration date any condition (other than the nonwaivable conditions) or any defect or irregularity in the tender of any shares. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. Our interpretation of the terms and conditions of this offer (including this document, the Letter of Transmittal and its instructions and other offer materials) will be final and binding. Neither we, the depositary, the dealer manager, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares or will incur any liability for failure to give any such notification.

     YOUR REPRESENTATIONS AND WARRANTIES; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of this offer, as well as your representation and warranty to us that:

     - you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, and

     - the tender of shares complies with Rule 14e-4.

     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering:

     - has a "net long position" equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities, and

     - will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Our acceptance for payment of shares tendered under this offer will constitute a binding agreement between you and us upon the terms and conditions of this offer described in this and related documents.

     FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 30.5% of the gross proceeds payable to a shareholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, a shareholder may be subject to certain penalties imposed by the Internal Revenue Service. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the depositary that the shareholder is not subject to backup withholding.

     Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit a Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that shareholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 13 of the Letter of Transmittal.

     TO PREVENT FEDERAL BACKUP WITHHOLDING TAX, CURRENTLY EQUAL TO 30.5% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED UNDER THIS OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of United States federal income tax consequences to tendering shareholders, SEE SECTION 7.

     LOST OR DESTROYED CERTIFICATES. Shareholders whose certificates for part or all of their shares have been lost, stolen, misplaced or destroyed may either complete the box in the section of the Letter of Transmittal entitled, "Additional Information if Shares Have Been Lost, Are Being Delivered By Book-Entry Transfer or Are Being Delivered Pursuant to a Previous Notice of Guaranteed Delivery," and pay the listed insurance premium or contact the depositary at (800) 426-5523 for instructions as to the documents that will be required to be submitted together with the Letter of Transmittal in order to receive stock certificate(s) representing the shares. Shareholders are requested to contact the depositary immediately in order to permit timely processing of this documentation.

        SECTION 4.  PURCHASE OF SHARES AND PAYMENT OF THE PURCHASE PRICE

     ACCEPTANCE. Upon the terms and conditions of this offer, as soon as practicable following the expiration date, we will:

     - pay, in cash, without interest, for shares properly tendered and not properly withdrawn, and

     - accept for payment, pay for and thereby purchase, shares properly tendered and not properly withdrawn.

     The acceptance for purchase and the purchase of shares validly tendered and not withdrawn will be made as soon as practicable after all the conditions to this offer have been satisfied or waived. For purposes of this offer, we will be deemed to have accepted for purchase and thereby acquired tendered shares as, if and when we give oral or written notice to the depositary of our acceptance of the tenders of such shares, the acceptance notice.

     In all cases, payment for shares tendered and accepted for payment pursuant to the offer will be made promptly, subject to possible delay in the event of proration or conditional tender, but only after timely receipt by the depositary of certificates for shares, or of a timely book entry confirmation of shares into the depositary's account at the book-entry transfer facility, and a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), agent's message in the case of a book-entry transfer or the specific acknowledgement in the case of a tender through the automated tender offer program of the book-entry transfer facility, and any other required documents.

     Upon the terms and conditions of this offer, as soon as practicable after the expiration date, we will accept for payment and pay a single per share purchase price for 900,000 shares, subject to increase or decrease as provided in Sections 1 and 14, if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at the purchase price of no greater than $12.65 and no less than $10.65.

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the offer. If, however, payment of the purchase price is to be made to, or (in the circumstances permitted by the offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted. See Instruction 10 of the Letter of Transmittal.

     DEPOSITARY. Delivery of the aggregate purchase price in exchange for shares pursuant to this offer will be made by the depositary as soon as practicable after receipt of the acceptance notice. The depositary will act as agent for tendering shareholders for the purpose of receiving the purchase price from us and remitting the same to tendering shareholders. Under no circumstances will we pay interest by reason of any delay in making such payment.

     ANY TENDERING SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 30.5% OF THE GROSS PROCEEDS PAID TO THE SHAREHOLDER OR OTHER PAYEE UNDER THIS OFFER. SEE
SECTION 3. ALSO SEE SECTION 7 REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

     RETURN OF CERTIFICATES. If any tendered shares are not accepted for purchase pursuant to the terms and conditions of this offer for any reason, or if certificates are submitted for more shares than are tendered, or if we should cancel the offer because any other condition of this offer is not satisfied or waived, certificates for such unpurchased shares will be returned to the tendering shareholder by the depositary as soon as practicable following consummation, cancellation or termination of this offer.

                    SECTION 5.  CONDITIONAL TENDER OF SHARES

     Under the circumstances and subject to the exceptions for odd lot holders described above in Section 1, we may prorate the number of shares purchased pursuant to this offer. Shareholders may wish to tender their shares, but only on the condition that all or some other minimum number of their shares are purchased. In addition, as discussed in Section 7, the number of shares to be purchased from a particular shareholder may affect the tax treatment of the purchase to the shareholder and the shareholder's decision whether to tender and how many shares to tender. The conditional tender alternative allows a shareholder to tender shares subject to the condition that a specified minimum number of the shareholder's shares tendered pursuant to a Letter of Transmittal -- which may be all of the shares tendered -- must be purchased if any of the shareholder's tendered shares are purchased. The conditional tender alternative is made available so that a shareholder may: (i) know with certainty the number of his shares, if any, which will be purchased pursuant to this offer (provided his shares are properly tendered and the condition of his tender is otherwise satisfied); or (ii) seek to structure the purchase of shares pursuant to this offer in such a manner that it will be treated as a sale of such shares by the shareholder, rather than the payment of a dividend to the shareholder, for federal income tax purposes. EACH SHAREHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

     If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the Letter of Transmittal or, if applicable, in the Notice of Guaranteed Delivery. You also must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After this offer expires, if more than 900,000 shares have been properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any shareholder below the minimum number specified by that shareholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

     After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 900,000 then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 900,000 shares. To be eligible for purchase by random lot, shareholders whose shares are conditionally tendered must have tendered all of their shares.

     All shares tendered by a shareholder subject to a conditional tender pursuant to the Letter of Transmittal or Notice of Guaranteed Delivery, regarded as withdrawn as a result of proration and not eventually purchased, will be returned as soon as practicable after the expiration date without any expense to the shareholder.

                         SECTION 6.  WITHDRAWAL RIGHTS

     Shares tendered pursuant to this offer may be withdrawn at any time prior to the time the offer expires on the expiration date. In addition, unless earlier accepted for purchase in the offer, shares tendered may also be withdrawn at any time after 12:00 midnight on January 18, 2002. Except as otherwise provided in this Section 6, tenders of shares pursuant to this offer are irrevocable.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be received by the expiration date by the depositary at its address set forth on the last page of this document and must specify the name of the person having tendered the shares to be withdrawn and the number of shares to be withdrawn, and, if certificates have been delivered or otherwise identified to the depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the shares withdrawn must also be furnished to the depositary.

     If certificates have already been delivered, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (such as a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an "Eligible Guarantor Institution," as that term is defined in Rule 17Ad-15 under the Exchange Act) unless such shares have been tendered for the account of any Eligible Institution.

     If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal must also specify the name and account at DTC to be credited with withdrawn shares and must otherwise comply with DTC's procedures.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by us in our sole discretion, and our determination will be final and binding. Neither we, the depositary nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any shares properly withdrawn will be deemed not to have been validly tendered for purposes of this offer. However, withdrawn shares may be re-tendered by following one of the procedures described under Section 3 at any time prior to the expiration date.

     If we extend the offer, are delayed in our purchase of shares or are unable to purchase shares pursuant to the offer for any reason, then, without prejudice to our rights under the offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 6. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

              SECTION 7.  MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     The following discussion summarizes certain U.S. federal income tax consequences relevant to this offer to a shareholder that is a "United States holder," as defined below. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), temporary and final Treasury Regulations promulgated thereunder, proposed Treasury Regulations, published rulings, notices and other administrative pronouncements of the Internal Revenue Service, and judicial decisions now in effect, all of which are subject to change at any time by legislative, judicial or administrative action. Any such changes may be applied retroactively in a manner that could materially affect the tax consequences described herein.

     This summary assumes that the shares are held as capital assets, within the meaning of Section 1221 of the Code. This summary does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders including, without limitation, financial institutions, dealers in securities or commodities, securities traders that elect to mark to market, foreign persons, insurance companies, tax-exempt organizations, persons who hold shares as a position in a straddle or as a part of a hedging or conversion transaction, and persons who acquired shares pursuant to an exercise of employee stock options or rights or otherwise as compensation. In particular, the summary discusses the consequences to a United States holder of an exchange of shares for cash pursuant to this offer. For purposes of this summary, a "United States holder" is a holder of shares that is: (i) a citizen or resident of the United States;
(ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof;
(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust whose administration is subject to the primary supervision of a U.S. court and the trustees of which are one or more U.S. persons who have the authority to control all substantial decisions of the trust.

     THE SUMMARY DOES NOT ADDRESS THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS OFFER. EACH SHAREHOLDER SHOULD CONSULT ITS OWN TAX ADVISOR CONCERNING THE DECISION TO PARTICIPATE IN THIS OFFER AS WELL AS THE SPECIFIC TAX CONSEQUENCES (FOREIGN, FEDERAL, STATE AND LOCAL) APPLICABLE TO IT.

     An exchange of shares for cash pursuant to this offer by a United States holder will be a taxable transaction for U.S. federal income tax purposes. As a consequence of the exchange, a United States holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's shares or as having received a dividend distribution from us, with the tax consequences described below.

     Under the Code, a United States holder whose shares are exchanged for cash pursuant to this offer will be treated as having sold such holder's shares, rather than as having received a dividend, if the exchange: (i) results in a "complete termination" of such holder's equity interest in us; (ii) is "substantially disproportionate" with respect to such holder; or (iii) is "not essentially equivalent to a dividend" with respect to the holder. For purposes of this analysis, in addition to shares actually owned by a United States holder, such holder will be deemed to constructively own certain shares. For purposes of these constructive ownership rules, a holder is deemed to constructively own shares that are owned by other persons, such as certain family members, certain trusts or other entities. Because the constructive ownership rules are complex, each United States holder should consult its own tax advisor as to the applicability of these rules.

     If a United States holder sells shares to persons other than us at or about the time such holder also sells shares to us pursuant to this offer and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in us, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with the holder's sale of shares pursuant to this offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

     A United States holder will satisfy the "complete termination" test if either (1) all of the shares actually and constructively owned by such holder are exchanged for cash pursuant to this offer, or (2) all of the shares actually owned by such holder are exchanged for cash pursuant to this offer and, with respect to the shares constructively owned by such holder which are not exchanged pursuant to the offer, such holder is eligible to waive (and effectively waives) constructive ownership of all such shares. Holders considering making such a waiver should do so in consultation with their own tax advisors.

     A United States holder will satisfy the "substantially disproportionate" test if immediately after the exchange such holder owns, actually or constructively, less than 50% of the total combined voting power of all classes of our stock entitled to vote, such holder's percentage interest in our total outstanding voting shares (i.e., the number of voting shares actually and constructively owned by such holder divided by the number of voting shares outstanding) is less than 80% of such holder's percentage interest in such voting shares in us prior to the exchange, and such holder's percentage interest in our common stock (whether voting or nonvoting) is less than 80% of such holder's percentage interest in us prior to the exchange.

     A United States holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's percentage interest in us, as described above, constitutes a "meaningful reduction of the holder's proportionate interest" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" generally if such shareholder has some reduction in such shareholder's stock ownership percentage.

     We cannot predict whether or to what extent this offer will be oversubscribed. If this offer is oversubscribed, proration of tenders pursuant to this offer will cause us to accept fewer shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's shares will be exchanged pursuant to this offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for U.S. federal income tax purposes pursuant to the rules discussed above. A holder may wish to condition his tender on a minimum number of shares being redeemed as described in Section 5 above, so that none of such holder's shares are redeemed unless we accept a sufficient number of his shares so that he satisfies one or more of the tests described above. While such a conditional tender may ensure that a redemption of a holder's shares would be treated as an exchange for U.S. federal income tax purposes, a conditional tender may result in no shares being accepted by us. In determining the minimum number of shares to be accepted for purchase in such a conditional tender, a holder should take into account shares constructively owned by the holder pursuant to the rules discussed above. Shareholders considering a conditional tender due to the foregoing reasons are urged to consult with their tax advisors regarding the relative advantages and disadvantages of such a tender.

     If a United States holder's sale of its shares satisfies one of the tests described above, such holder will recognize a capital gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares sold. Any capital gain or loss so recognized generally will constitute a long-term capital gain or loss if the holding period for the holder's shares sold is greater than one year as of the date of the sale. In the case of a United States holder that is an individual, estate or trust, such long-term capital gain or loss generally will be taxed at a maximum rate of 20%. The federal income tax rates applicable to capital gains for taxpayers other than individuals, estates and trusts are currently the same as those applicable to ordinary income. A United States holder's ability to deduct capital losses from ordinary income is limited. Capital losses generally may be used by a corporate taxpayer only to offset capital gains, and by a taxpayer other than a corporation only to the extent of capital gains plus $3,000 of ordinary income per year.

     If a United States holder who sells shares pursuant to this offer does not meet one of the tests described above and, thus, is not treated as having exchanged such holder's shares for cash, the entire amount of cash received by such holder will be treated as a dividend subject to tax as ordinary income to the extent of The First Years' current and accumulated earnings and profits. To the extent such payment exceeds our current or accumulated earnings and profits, it will be treated first as a tax-free return of capital to the extent of the United States holder's tax basis in the shares and thereafter as long-term or short-term capital gain from the sale or exchange of such shares, depending on the United States holder's holding period for the shares. As to an exchange that is treated as a dividend, a United States holder's tax basis in the shares sold generally will be added to such holder's tax basis in such holder's remaining shares. To the extent that cash received, if any, in exchange for shares is treated as a dividend to a corporate United States holder, such holder will be:
(i) eligible for a dividends-received deduction (subject to applicable limitations); and (ii) subject to the "extraordinary dividend" provisions of the Code.

     Shareholders whose shares are not purchased pursuant to the offer will not incur any tax liability as a result of the consummation of this offer.

     THE FIRST YEARS SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THIS OFFER.

           SECTION 8.  SHARE, TRADING PRICE AND DIVIDEND INFORMATION.

     SHARES OUTSTANDING. As of October 31, 2001, we had outstanding 9,185,509 shares of common stock, $0.10 par value. The 900,000 shares of common stock that we are offering to purchase represent approximately 10% of our issued and outstanding common stock as of October 31, 2001. Assuming that we purchase all 900,000 shares of common stock that we are offering to purchase, the number of our issued and outstanding shares of common stock would be reduced to 8,285,509 shares immediately after the offer.

     SHARE PRICES. Our common stock is traded on the Nasdaq National Market under the symbol "KIDD." The following table shows the high and low intraday sales prices for our common stock for each quarter since December 31, 1998. In 1999, 2000 and 2001, we paid cash dividends on our common stock in the amount of $0.06 per share, which were paid on June 15, 1999 and June 15, 2000 and May 01, 2001. We currently expect that comparable cash dividends will continue to be paid in the future. However, the declaration and payment of any such cash dividend in the future will depend on our earnings, financial condition, capital needs and other factors deemed relevant by the Board of Directors. There can be no assurance that we will continue to pay dividends in the foreseeable future.

                            YEAR
                          QUARTER                               HIGH       LOW
                          -------                             --------   --------
2001
  1st Quarter...............................................  $10.2500   $ 7.8125
  2nd Quarter...............................................  $12.2000   $ 9.5000
  3rd Quarter...............................................  $11.6000   $ 9.7000
  4th Quarter (through November 16, 2001)...................  $11.0900   $ 9.6000
2000
  1st Quarter...............................................  $11.2500   $ 6.7500
  2nd Quarter...............................................  $11.4375   $ 7.0625
  3rd Quarter...............................................  $12.3750   $ 8.7500
  4th Quarter...............................................  $11.7500   $ 7.9375
1999
  1st Quarter...............................................  $18.0000   $12.7500
  2nd Quarter...............................................  $17.7500   $13.6250
  3rd Quarter...............................................  $15.0000   $ 9.2500
  4th Quarter...............................................  $10.5000   $ 6.7500

     On November 16, 2001, a date close to the date of this document, the last per share sale price of The First Years' common stock as reported on the Nasdaq National Market was $10.30. WE URGE YOU TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF OUR COMMON STOCK.

                        SECTION 9.  INFORMATION ABOUT US

     GENERAL. We were incorporated in 1952 in Massachusetts under the name Kiddie Products, Inc. We changed our name to The First Years Inc. in May, 1995, and we are headquartered in Avon, Massachusetts. We also have a wholly-owned subsidiary, The First Years Inc., which is incorporated in Delaware and headquartered in California.

     We are a leading developer and international marketer of a broad line of products for infants and toddlers. Our product line, which contains more than 250 items that range in retail price from approximately $0.99 to $59.99, is marketed under The First Years brand and several licensed brands, including Winnie The Pooh, Disney Mickey and Sesame Street. Using these brands, we sell a broad range of products for infants and toddlers in the categories of Feeding & Soothing, Play & Discover and Care & Safety. Major channels through which we sell our products include mass merchants, supermarkets, drug stores, department stores, wholesale clubs, convenience stores, specialty stores, internet-based retailers, mail order catalogs and catalog showrooms.

     WHERE YOU CAN FIND ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our executive officers and directors, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to this offer. The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

     INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.

SEC FILINGS                             PERIOD OR DATE FILED
-----------                             --------------------
Annual Report on Form 10-K...........   Year ended December 31, 2000, filed
                                        on April 2, 2001
Quarterly Reports on Form 10-Q.......   Quarter ended March 31, 2001, June
                                        30, 2001 and September 30, 2001
Proxy Statement for 2001 Annual
  Stockholders Meeting...............   Filed April 9, 2001
Form 8-A.............................   Filed November 20, 2001
Form 8-K.............................   Filed November 20, 2001

     We incorporate by reference these documents and any additional documents that we may file with the SEC between the date of this Offer to Purchase and the expiration date in connection with this offer. Those documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements.

     PLANS OR PROPOSALS. Except as described in this document, we currently have no plans, proposals or negotiations that relate to or would result in:

     - any extraordinary transaction (such as a merger, reorganization or liquidation) involving The First Years or its subsidiary;

     - any purchase, sale or transfer of a material amount of the assets of The First Years or its subsidiary;

     - any material change in the present dividend rate or policy, or indebtedness or capitalization of, The First Years;

     - any change in the present board of directors or management of The First Years (including any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer) except that the board of directors is actively seeking independent directors to join the board;

     - any other material change in The First Years' corporate structure or business;

     - The First Years' common stock ceasing to be authorized to be traded on the Nasdaq National Market;

     - The First Years' common stock becoming eligible for termination of registration under Section 12(g)(4) of the 1934 Act;

     - the suspension of The First Years' obligation to file reports under
       Section 15(d) of the 1934 Act;

     - the acquisition by any person of additional securities of The First Years, or the disposition of securities of The First Years; or

     - any changes in The First Years' articles of organization or bylaws or other actions that could impede the acquisition of control of The First Years, other than pursuant to our Common Stock Rights Agreement. SEE
       SECTION 17.

     We should note that we believe we have sufficient cash to fund our current operations and to manage future opportunities and risks associated with our business.

       SECTION 10. INFORMATION ABOUT OUR EXECUTIVE OFFICERS AND DIRECTORS

     As of November 19, 2001, our executive officers were:

Ronald J. Sidman.........................  Chief Executive Officer, President and
                                           Chairman of the Board
John R. Beals............................  Senior Vice President, Finance, Chief
                                           Financial Officer and Treasurer
Bruce Baron..............................  Senior Vice President, Operations
Richard F. Schaub........................  Executive Vice President, Marketing and
                                           Sales
Mark C. Strozik..........................  Vice President, Human Resources

     As of November 19, 2001, our directors were:

Ronald J. Sidman                           Walker J. Wallace
Benjamin Peltz                             Jerome M. Karp
Evelyn Sidman                              Fred T. Page
Lewis M. Weston                            Kenneth R. Sidman

     SECURITIES OWNERSHIP. The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 31, 2001 for each of our executive officers and directors and all of our directors and executive officers as a group.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL    PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       OWNERSHIP(2)    OF CLASS
---------------------------------------                       ------------   ----------
Evelyn Sidman...............................................     336,800         3.7%
Jerome M. Karp(3)...........................................      48,040           *
Ronald J. Sidman(4).........................................   1,109,157        11.9%
Benjamin Peltz(5)...........................................     645,802         7.0%
Fred T. Page(6).............................................      87,700           *
Kenneth R. Sidman(7)........................................     264,965         2.9%
Lewis M. Weston(8)..........................................      38,333           *
Walker J. Wallace(9)........................................      64,934           *
John R. Beals(10)...........................................      42,381           *
Richard F. Schaub, Jr.(11)..................................      33,333           *

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL    PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                       OWNERSHIP(2)    OF CLASS
---------------------------------------                       ------------   ----------
Bruce Baron(12).............................................      48,144           *
James A. Connors, Jr.(13)...................................      13,333           *
All directors and current executive officers as a group (13
  persons)(14)..............................................   2,732,922        29.8%

---------------

   * Less than 1% of outstanding shares of common stock.

 (1) The business address of all individual directors and executive officers is c/o The First Years Inc., One Kiddie Drive, Avon, Massachusetts 02322.

 (2) The number of shares of common stock issued and outstanding on October 31, 2001 was 9,185,509 shares. The calculation of percentage ownership for each listed beneficial owner is based upon the number of shares of common stock issued and outstanding on October 31, 2001, plus shares of common stock subject to options held by such person on October 31, 2001 and exercisable within 60 days thereafter. The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted below.

 (3) Includes 47,000 shares issuable to Mr. Karp pursuant to stock options exercisable within 60 days of October 31, 2001.

 (4) Includes 139,962 shares issuable to Mr. Sidman pursuant to stock options exercisable within 60 days of October 31, 2001. Also includes 49,486 shares owned beneficially by Mr. Sidman's wife, Marjorie Sidman, who has sole voting and investment power over such shares. Mr. Sidman disclaims any beneficial interest in such shares.

 (5) Includes 38,000 shares issuable to Mr. Peltz pursuant to stock options exercisable within 60 days of October 31, 2001. Also includes 390,000 shares acquired by operation of law on August 24, 2001 upon Mr. Peltz's appointment as trustee of two trusts whose beneficiaries are his brothers-in-law, Ronald J. Sidman and Kenneth R. Sidman, and Judith I. Peltz, Mr. Peltz's wife. Mr. Peltz disclaims beneficial ownership of the shares held by the two trusts.

 (6) Includes 74,000 shares issuable to Mr. Page pursuant to stock options exercisable within 60 days of October 31, 2001. Also includes 500 shares beneficially owned by each of Mr. Page's wife and two children, as to which shares Mr. Page disclaims beneficial ownership.

 (7) Includes 31,333 shares issuable to Mr. Sidman pursuant to stock options exercisable within 60 days of October 31, 2001.

 (8) Includes 31,333 shares issuable to Mr. Weston pursuant to stock options exercisable within 60 days of October 31, 2001.

 (9) Includes 56,534 shares issuable to Mr. Wallace pursuant to stock options exercisable within 60 days of October 31, 2001.

(10) Includes 20,351 shares issuable to Mr. Beals pursuant to stock options exercisable within 60 days of October 31, 2001. Also includes 10 shares beneficially owned by each of Mr. Beals' wife and two children, as to which shares Mr. Beals disclaims beneficial ownership.

(11) Includes 33,333 shares issuable to Mr. Schaub pursuant to stock options exercisable within 60 days of October 31, 2001.

(12) Includes 46,144 shares issuable to Mr. Baron pursuant to stock options exercisable within 60 days of October 31, 2001.

(13) Includes 13,333 shares issuable to Mr. Connors pursuant to stock options exercisable within 60 days of October 31, 2001.

(14) The total for all executive officers and directors as a group includes 531,324 shares issuable to the executive officers and directors pursuant to stock options exercisable within 60 days of October 31, 2001.

     To our knowledge, except as set forth below, none of our executive officers or directors has engaged in any transaction within the past sixty days with respect to any of our securities except in connection with our stock compensation plans.

     Our officers and directors have advised us that they do not intend to tender any shares of common stock pursuant to this offer.

 SECTION 11. EFFECT OF OFFER ON MARKET FOR SHARES; REGISTRATION UNDER THE 1934
                             ACT; EFFECT ON MARKET

     As of October 31, 2001, there were 9,185,509 shares of common stock outstanding. The purchase of shares pursuant to this offer will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of The First Years common stock. Nonetheless, we believe that there will still be a sufficient number of shares outstanding and publicly traded following this offer to ensure a continued trading market in the shares. Based on the published guidelines of the Nasdaq National Market, we do not believe that our purchase of shares pursuant to this offer will cause our remaining shares of common stock to be excluded from the Nasdaq National Market. We have conditioned this offer so that we may cancel the offer, and not purchase any shares, if the offer would result in our common stock being excluded from the Nasdaq National Market.

     MARGIN SECURITIES. Our shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. We believe that, following the purchase of shares pursuant to this offer, the shares will continue to be "margin securities" for purpose of the Federal Reserve Board's margin regulations.

     REGISTRATION UNDER THE EXCHANGE ACT. Our shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our shareholders and to the SEC and comply with the SEC's proxy rules in connection with meetings of our shareholders. We believe that our purchase of shares pursuant to this offer will not result in the shares becoming eligible for deregistration or not subject to the reporting obligations under the Exchange Act.

                       SECTION 12. CERTAIN LEGAL MATTERS

     We are not aware of any license or regulatory permit which appears to be material to our business and which is likely to be adversely affected by our acquisition of shares pursuant to this offer or of any approval or other action by any state, federal or foreign government or governmental agency that would be required prior to or as a result of the acquisition of shares pursuant to this offer. We expressly reserve the right to challenge the validity and applicability of any state, foreign or other statutes or regulations purporting to require approval of the commencement or consummation of this offer.

     There can be no assurance that any license, permit, approval or other action, if needed, would be obtained and, if obtained, there can be no assurance as to the date of any such license, permit or approval or the absence of any litigation challenging any such license, permit or approval. Similarly, there can be no assurance that in the event of adverse regulatory action or inaction, our business will not suffer adverse consequences.

                  SECTION 13. CERTAIN CONDITIONS OF THIS OFFER

     OFFER SUBJECT TO CONDITIONS. Notwithstanding any other provisions of this offer, we will not be required to accept for purchase or purchase any shares, may postpone the acceptance for purchase of or the purchase of shares tendered and may cancel, terminate or amend this offer as provided herein if any of the following conditions are not satisfied or waived on or before the expiration date.

     AVOIDANCE OF RULE 13E-3 TRANSACTION CONDITION. The First Years may amend or terminate this offer, and shall not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a "going private transaction" under Rule 13e-3 of the Securities and Exchange Commission, that is,

     - if our purchase of shares pursuant to this offer would result in our common stock being held of record by fewer than 300 persons; or

     - if our purchase of shares pursuant to this offer would result in our common stock no longer being authorized for trading on the Nasdaq National Market.

The Avoidance of Rule 13e-3 Transaction Condition is a nonwaivable condition to this offer.

     NO LEGAL PROHIBITION CONDITION. The First Years will not be obligated to close this offer if a preliminary or permanent injunction, decree or order has been entered by any governmental authority, or another legal restraint or prohibition is in effect, which enjoins, restrains or prohibits this offer (the "No Legal Prohibition Condition"). As of the date of this document, no such injunction, decree, order, restraint or prohibition exists, nor to The First Years' knowledge has any of the foregoing been threatened. However, The First Years can give no assurance that an injunction, decree, order, restraint or prohibition will not exist in the future. In any event, the No Legal Prohibition Condition is a nonwaivable condition to this offer.

     MATERIAL ADVERSE CHANGE CONDITION. The First Years will not be obligated to close this offer if, after the date of this document, there has occurred: (i) any material disruption in commercial banking or securities or the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market; (iii) the commencement of war, armed hostilities or any other national or international crisis directly or indirectly involving the United States; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of The First Years might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the shares or in the market prices of equity securities generally in the United States, any attack or escalation of hostilities or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of The First Years a material adverse effect on the business, condition (financial or otherwise), operations or prospects of The First Years and its subsidiaries, taken as a whole, or on the trading in the shares; (vi) in the case of any of the foregoing existing at the time of the announcement of this offer, a material acceleration or worsening thereof; (vii) any decline in the Dow Jones Industrial Average or the S&P 500 Composite Index or the Nasdaq National Market Composite Index by an amount in excess of 10% measured from the close of business on November 16, 2001; or (viii) any change in the business, condition (financial or otherwise), operations or prospects of The First Years and its subsidiaries, taken as a whole which, in the sole judgment of The First Years, is or may be materially adverse to The First Years and its subsidiaries taken as a whole (the "Material Adverse Change Condition"). The First Years reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend on or before the expiration date the Material Adverse Change Condition.

     NO COMPETING OFFER CONDITION. The First Years will not be obligated to close this offer if, after the date of this document, a tender or exchange offer with respect to some or all of the shares (other than this offer), or merger or acquisition proposal for The First Years has been proposed, announced or made by another person or The First Years has learned that: (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than as disclosed in a Schedule 13D or 13G (or an amendment thereto) on file with the SEC on the date of this document); or (ii) any such person or group that on or prior to the date of this document had filed such a Schedule with the SEC thereafter has acquired or has proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise, beneficial ownership of additional shares representing 2% or more of the outstanding shares; or (iii) any person or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, reflecting an intent to acquire The First Years or any of the shares (the "No

Competing Offer Condition"). The First Years is not aware of any such event having occurred. In any event, The First Years reserves the right (but is not obligated), subject to the rules and regulations of the SEC, to waive or amend prior to the expiration date the No Competing Offer Condition.

     WAIVER OF CONDITIONS. The First Years reserves the absolute right, prior to the expiration date, to waive these conditions (other than the Avoidance of Rule 13e-3 Transaction Condition and the No Legal Prohibition Condition, which conditions are not waivable). Waiver or amendment of any of these conditions may require an extension of the expiration date and this offer.

     EFFECT OF FAILING TO SATISFY CONDITIONS. If any of the conditions have not been satisfied or waived by the expiration date, we may elect either to: (i) extend the expiration date and this offer and retain all shares tendered until the expiration date of the offer as extended, subject to the right of a tendering shareholder to withdraw his or her shares; (ii) waive the conditions (other than the Avoidance of Rule 13e-3 Transaction Condition and the No Legal Prohibition Condition), extend this offer for a period of ten business days if this offer is scheduled to expire prior thereto, if such waiver constitutes a material change in this offer, and thereafter purchase all properly tendered shares; or (iii) terminate this offer and purchase none of the shares and return all tendered shares. The First Years will not accept for purchase any shares pursuant to this offer until such time as the conditions have been satisfied or waived.

     TENDERING OF SHARES BY OFFICERS AND DIRECTORS OF THE FIRST YEARS. We have been advised by our officers and directors that they do not intend to tender any shares of common stock pursuant to this offer.

        SECTION 14.  CANCELLATION, EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right to cancel this offer if any of the conditions to this offer are not satisfied by the time the offer period expires. Those shareholders who tendered shares to The First Years prior to the expiration date, will receive prompt return of their share certificates and other related documentation from the depositary as soon as practicable following the cancellation of this offer.

     We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which this offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of this offer.

     We also reserve the right, in our sole discretion, to terminate this offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to this offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of this offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in Section 13 have occurred or are deemed by us to have occurred, to amend this offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this offer to holders of shares or by decreasing or increasing the number of shares being sought in this offer. Amendments to this offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled or announced expiration date.

     Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

     If we materially change the terms of this offer or the information concerning this offer, we will extend this offer to the extent required by Exchange Act Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1). These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we take any of the following actions:

     - increase or decrease the price to be paid for the shares,

     - increase the number of shares being sought in this offer by more than 2% of our outstanding common stock, or

     - decrease the number of shares being sought in this offer, and this offer is scheduled to expire within 10 business days from the date notice of such increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then this offer will be extended until the expiration of such period of 10 business days.

     Any cancellation, extension, termination, amendment or delay of this offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make such public announcement, we will not, unless otherwise required by rules of the SEC, have any obligation to make any such public announcement other than by making a release to Business Wire, Dow Jones News Service or another comparable news service. If, prior to the expiration date, we increase the purchase price offered to holders of The First Years common stock, such increase will be applicable to all holders whose shares are accepted for purchase pursuant to this offer and if, at the time notice of such increase is first published, sent or given to holders of The First Years common stock, this offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, this offer will be extended until the expiration of such period of ten business days. For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern time.

                         SECTION 15.  FEES AND EXPENSES

     We have retained A.G. Edwards & Sons, Inc. to act as our financial advisor and the dealer manager in connection with this offer. A.G. Edwards will receive reasonable and customary compensation in connection with this offer. We have also agreed to reimburse A.G. Edwards for reasonable out of pocket expenses incurred in connection with its engagement, including reasonable fees and expenses of counsel, and to indemnify A.G. Edwards against certain liabilities in connection with this offer, including liabilities under the federal securities laws. In the ordinary course of its trading and brokerage activities, A.G. Edwards and its affiliates may hold positions, for their own accounts or for those of their customers, in our securities.

     The First Years has retained EquiServe Trust Company, N.A. to act as the depositary and D.F. King & Co., Inc. to act as Information Agent in connection with this offer. D. F. King may contact shareholders by mail, telephone, facsimile, telex, telegraph or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee shareholders to forward materials relating to the offer to beneficial owners. D.F. King will receive reasonable and customary compensation for its services in connection with this offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by The First Years against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

     No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under this offer. Shareholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if shareholders tender shares through such brokers or banks and not directly to the depositary. Brokers, dealers, commercials banks and trust companies will be reimbursed by The First Years for customary mailing and handling expenses incurred by them in forwarding material to their customers.

                    SECTION 16.  SOURCE AND AMOUNT OF FUNDS

     The amount of funds required to purchase the maximum number of shares pursuant to this offer is $11.4 million. We expect the fees and expenses applicable to this offer to be approximately an additional $400,000. All of the funds necessary to pay such amounts will be provided from available cash and cash equivalents. On September 30, 2001, The First Years had $22.9 million of cash and cash equivalents on its balance sheet.

                 SECTION 17.  RECENT TRANSACTIONS IN OUR SHARES

     COMMON STOCK RIGHTS AGREEMENT. As of November 30, 2001, each share of The First Years Inc. will have attached to it one right issued pursuant to a Common Stock Rights Agreement, dated November 19, 2001, between The First Years and EquiServe Trust Company, N.A., as rights agent.

     Each right entitles its holder to purchase from The First Years one share of common stock at a price of $25.00 per share, subject to adjustment, on the distribution date, which is on the earlier of:

     - the tenth business day following the later date of (a) a public announcement that a person has because an acquiring person, which is defined in the rights agreement as a person (together with its affiliates) who owns 15% or more of the outstanding shares of common stock of The First Years or (b) the date on which an executive officer of The First Years has actual knowledge than an acquiring person has become such (a "stock acquisition date"); or

     - the tenth business day after commencement of a tender or exchange offer that, if consummated, would result in a person becoming an acquiring person.

     The rights will not separate from the common stock until the distribution date. The rights will expire on the earlier of:

     - the close of business on November 19, 2006; or

     - redemption, as described below.

     Your board of directors may, at any time until ten business days following a stock acquisition date, redeem all the rights at a price of $0.10 per right.

     At any time following the distribution date, if (i) we are the surviving corporation in a merger with an acquiring person and our common stock is not changed or exchanged, (ii) a person, entity or group becomes an acquiring person (except pursuant to an offer for all outstanding shares of common stock our board determines to be fair to, and otherwise in our best interests and our shareholders), (iii) an acquiring person engages in one or more "self-dealing" transactions as set forth in the rights agreement, or (iv) during such time as there is an acquiring person, an event occurs which results in such acquiring person's ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a right will then have the right to acquire, upon exercise, that number of shares of common stock (or, in certain circumstances, cash, property or other securities of ours) having a market value of two times the exercise price of the right. Following the occurrence of any of the events described in this paragraph, all rights that are, or under certain circumstances specified in the rights agreement were, beneficially owned by an acquiring person will be null and void. The events set forth in this paragraph are referred to as "section 11(a)(ii) events."

     In the event that, (i) at any time following the stock acquisition date, we are acquired in a merger or other business combination transaction in which we are not the surviving corporation (other than a merger which follows an offer determined by the board of directors to be fair), or (ii) more than 50% of our assets or earning power is sold or transferred, each holder of a right (except rights which previously have been voided) shall have the right, upon exercise, to acquire that number of shares of common stock of the acquiring company having a market value of two times the exercise price of the right.

     At any time after the occurrence of a section 11(a)(ii) event, the board may exchange the rights (other than rights owned by an acquiring person which have become void), in whole or in part, for shares of common stock at an exchange ratio of one share of common stock per right (subject to adjustment) unless an acquiring person obtains 50% or more of our common stock.

     The Rights Agreement, dated as of November 19, 2001 between the Company and EquiServe Trust Company, N.A., as Rights Agent, specifying the terms of the Rights is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description of the Rights is qualified in its entirety by reference to such exhibit.

     The rights will not prevent a takeover of The First Years. The rights, however, may have antitakeover effects. The rights may cause substantial dilution to a person or group that acquires 15% or more of the outstanding First Years common stock unless the rights are first redeemed by the board of directors.

     A description of the rights agreement specifying the rights has been included in reports filed by us with the SEC. The description above does not purport to be a complete description and it is qualified in all respects by reference to the rights agreement included in The First Years' Registration Statement on Form 8-A filed with the SEC on November 20, 2001. This Form 8-A, as amended is incorporated by reference into this document.

                           SECTION 18.  MISCELLANEOUS

     NO PERSON HAS BEEN DIRECTLY OR INDIRECTLY EMPLOYED OR RETAINED BY, OR IS TO BE COMPENSATED BY, THE FIRST YEARS TO MAKE SOLICITATIONS OR RECOMMENDATIONS IN CONNECTION WITH THIS OFFER. WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ABOUT THIS OFFER THAT IS DIFFERENT FROM, OR IN ADDITION TO, THAT CONTAINED, OR INCORPORATED, IN THIS DOCUMENT OR IN THE RELATED LETTER OF TRANSMITTAL. THEREFORE, IF ANYONE DOES GIVE YOU INFORMATION OF THIS SORT, YOU SHOULD NOT RELY ON IT. IF YOU ARE IN A JURISDICTION WHERE THIS OFFER TO PURCHASE SHARES OF COMMON STOCK IS UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THIS TYPE OF OFFER, THEN THE OFFER PRESENTED IN THIS DOCUMENT DOES NOT EXTEND TO YOU. THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF THE DATE OF THIS DOCUMENT UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

     The First Years is not aware of any jurisdiction where the making of this offer is not in compliance with applicable law. If The First Years becomes aware of any jurisdiction where the making of this offer is not in compliance with any valid applicable law, The First Years will make a good faith effort to comply with such law. If, after such good faith effort, The First Years cannot comply with such law, this offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of stock residing in such jurisdiction.

     QUESTIONS AND REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT AT THE TELEPHONE NUMBER LISTED BELOW. ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL, THE NOTICE OF GUARANTEED DELIVERY OR ANY OTHER TENDER OFFER MATERIALS MAY BE OBTAINED FROM THE INFORMATION AGENT. YOU MAY ALSO CONTACT YOUR BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE FOR ASSISTANCE CONCERNING THE OFFER.

                    The information agent for the offer is:

                             D.F. King & Co., Inc.
                          77 Water Street, 20th Floor
                               New York, NY 10005
                Bankers and Brokers call collect: (212) 269-5550
                   All others call Toll Free: (800) 431-9642

     THE LETTER OF TRANSMITTAL, CERTIFICATES FOR STOCK AND ANY OTHER REQUIRED DOCUMENTS SHOULD BE SENT OR DELIVERED BY THE SHAREHOLDER OR THE SHAREHOLDER'S BROKER, DEALER, BANK, TRUST COMPANY OR OTHER NOMINEE TO THE DEPOSITARY AT THE ADDRESS LISTED BELOW. ANY QUESTIONS CONCERNING TENDER PROCEDURES MAY BE DIRECTED TO THE DEPOSITARY AT THE TELEPHONE NUMBER LISTED BELOW.

                        The depositary for the offer is:

                         EQUISERVE TRUST COMPANY, N.A.
                       c/o EquiServe Limited Partnership
                               150 Royall Street
                                Canton, MA 02021

By Hand:                           By First Class Mail:           By Overnight Carrier:
Securities Transfer                EquiServe Trust Company, N.A.  EquiServe Trust Company, N.A.
& Reporting Services, Inc.         Attn: Corporate Actions        Attn: Corporate Actions
c/o EquiServe Trust Company, N.A   P.O. Box 43025                 40 Campanelli Drive
100 William St., Galleria          Providence, R.I. 02940-3025    Braintree, MA 02184
New York, NY 10038

                                For Assistance:
                                 1-800-426-5523

                      The dealer manager for the offer is:

                           A.G. EDWARDS & SONS, INC.
                              One North Jefferson
                              St. Louis, MO 63103
                                 (314) 955-4316

                               November 21, 2001